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                                                                   EXHIBIT 99.10

                  GENTEK SETS RECORD DATE FOR RIGHTS OFFERING

     HAMPTON, N.H. -- Jan. 14 -- GenTek Inc. (NYSE: GK) announced today that the record date for its rights offering will be January 24, 2000.

     Holders of common stock of GenTek will receive, at no cost, 0.20 rights for each share of common stock they hold as of the close of business on January 24, 2000. Each whole right will entitle the holder to purchase one share of common stock for the subscription price set forth in the next paragraph. GenTek will not issue fractional rights or shares; if the number of shares of common stock held by a shareholder on the record date would result in its receipt of fractional rights, the number of rights issued to that shareholder will be rounded up to the nearest whole number.

     The subscription price for the exercise of the rights will be the lower of
(a) $10 and (b) 90% of the average of the closing trading prices of GenTek common stock on the NYSE during the five consecutive trading days ending on the record date.

     The rights offering will expire on February 14, 2000. There will be significant restrictions on the transferability of the rights. Rights holders who exercise their rights in full will also have the opportunity to subscribe for additional shares of common stock that are not purchased by other eligible rights holders. Paul M. Montrone, Chairman of GenTek's Board of Directors and beneficial owner of approximately 47% of GenTek's common shares, intends to exercise his subscription rights in full.

     GenTek expects that the Registration Statement filed with the Securities and Exchange Commission relating to the rights and the underlying GenTek stock will become effective on or about the record date. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such rights or GenTek stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     This announcement includes forward-looking statements. GenTek has based these forward-looking statements on its current expectations and projections about future events. Although GenTek believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. GenTek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.